Exhibit 99.1

KKR to Offer Senior Notes

New York — (BUSINESS WIRE) — KKR & Co. L.P. (NYSE: KKR) today announced the intention to offer, subject to market and other conditions, senior notes of KKR Group Finance Co. III LLC, its indirect subsidiary. The notes will be fully and unconditionally guaranteed by KKR & Co. L.P. and its subsidiaries, KKR Management Holdings L.P. and KKR Fund Holdings L.P. KKR intends to use the proceeds from the notes offering for general corporate purposes.

The notes will be offered and sold to qualified institutional buyers in the United States pursuant to Rule 144A and outside the United States pursuant to Regulation S under the Securities Act of 1933.

The notes have not been registered under the Securities Act of 1933 or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933 and applicable state laws.

This press release shall not constitute an offer to sell or a solicitation of an offer to purchase the notes or any other securities, and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933.

CONTACT INFORMATION

Investor Relations:	Media Contact:
Craig Larson	Kristi Huller
Kohlberg Kravis Roberts & Co. L.P.	Kohlberg Kravis Roberts & Co. L.P.
Tel: +1 (877) 610-4910 (U.S.) / +1 (212) 230-9410	Tel: + 1 (212) 230-9722
investor-relations@kkr.com	kristi.huller@kkr.com